Exhibit 10.2

RELEASE AND SEPARATION AGREEMENT

This Release And Separation Agreement (“Agreement”) is entered into as of the last date signed below, by and between Sally Beauty Holdings, Inc. (“Employer”) and Walter Richard Dowd (“Employee”), and is intended to set forth all the rights, duties and obligations of the parties.  In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.             Consideration and Termination.

A.            As consideration for entering into the release and the other covenants and agreements contained in this Agreement, Employer will provide Employee with the following consideration:  two hundred sixty-four thousand eight hundred forty dollars ($264,840), payable as provided in subparagraph 1.B. below (the “Consideration”).  Employee agrees his voluntary resignation from his position with Employer and its affiliates is effective March 31, 2009 (the “Termination Date”), and that he will not seek employment with, or reapply for employment with, Employer or any Releasee. Employee acknowledges and agrees that: i) he has no other right to the payment of the Consideration provided for in this Agreement; and ii)  the Consideration considerably exceeds any amounts Employee otherwise would be entitled to.

B.            The Consideration shall be paid to Employee on the following schedule (provided Employee is not in breach of this Agreement at the time such Consideration payment is due):  the total sum of two hundred sixty-four thousand eight hundred forty dollars ($264,840), payable as follows:

i.     a payment of one hundred thirty-eight thousand seven hundred forty dollars ($138,740),  payable within ten (10) days after both parties sign this Agreement;

ii.    a payment of forty-two thousand thirty-three dollars ($42,033), payable on June 30, 2009;

iii.   a payment of thirty-two  thousand thirty-three dollars ($32,033), payable on September 30, 2009; and

iv.   a payment of fifty-two thousand thirty-four dollars ($52,034), payable on January 5, 2010.

All payments under this subparagraph 1.B. shall be less payroll and income taxes and other required withholding.

2.             Earned Vacation Pay.  Employer shall also pay all undisputed vacation pay which is earned but unused as of the Termination Date.

Initial:	Employer:	/s/ GW

	Employee:	/s/ WD 4-30-09

3.             No Further Entitlements.  Employee acknowledges and agrees Employee has no further entitlements other than those included in this Agreement and the Option Exercise Period Extension Agreement (“Extension Agreement”) between the parties, provided the parties execute said agreement.

4.             Nonadmission.  Payment or the offer of payment of the compensation set forth above, or the offering of this Agreement shall not be construed as an admission of any liability on the part of the Employer or any Releasee for a violation of law or otherwise.  Any liability is expressly denied.

5.             Waiver and Release of All Claims.

In consideration of the monies paid and other agreements made by Employer in this Agreement, Employee on behalf of himself, his agents, attorneys, heirs and assigns, does hereby waives and disclaims all rights and does:

A.            RELEASE, ACQUIT, AND FOREVER DISCHARGE Employer, its current and predecessors’ divisions, parent companies, affiliates, subsidiaries, officers, employees, agents, prospective affiliated employers and their owners/shareholders , and each of them (including but expressly not limited to Alberto-Culver Company, Sally Beauty Company, Inc., Sally Beauty Supply LLC, Sally Holdings, Inc., New Sally Holdings, Inc., Beauty Systems Group, Inc., Beauty Systems Group LLC,  Clayton, Dubilier & Rice, Inc., CD&R Parallel Fund VII, L.P. and CDRS Acquisition LLC, their current and predecessors’ divisions, parent companies, affiliates, subsidiaries, officers, employees, agents, prospective affiliated employers and their owners/shareholders, benefit plans and stock option plans and each of them (except as expressly excluded) (all the above referred to throughout as the “Releasees”) from any and all rights, charges, actions, causes of actions, claims, damages, obligations, suits, agreements, costs or attorneys’ fees or rights of indemnity, and with regard to the payment of all monies, attorneys’ fees, benefits, back pay, debts, obligations, compensatory damages, punitive damages, actual damages, or any other liability or payment of any kind whatsoever, suspected or unsuspected, known or unknown, which arose or could have arisen out of:  (x) Employee’s employment with Employer or any Releasee arising on or before the date this Agreement is signed; and/or,  (y) any other right to benefit, payment or claim whatsoever, known or unknown, arising or granted on or before the date this Agreement is signed (hereafter together referred  to as “Claims”), including, but expressly not limited to:

i.              Claims which could have arisen under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination In Employment Act,  the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Texas Commission On Human Rights Act (all as amended) and/or any other state, federal or municipal employment discrimination statutes (including claims based on sex, sexual harassment, age, race, national origin, religion, ancestry, harassment, marital status, handicap, disability and/or retaliation); and/or,

Initial:	Employer:	/s/ GW

	Employee:	/s/ WD 4-30-09

ii.             Claims arising out of any other federal, state, or local statute, law, constitution, ordinance or regulation; and/or any other claim whatsoever including, but not limited to, claims relating to implied or express employment contracts, public policy or tort claims, intentional infliction of  emotional distress claims, “plant closing” law rights, personal injury claims, defamation claims, privacy claims, wrongful discharge claims, common law claims relating to legal restrictions on Employer’s or any other Releasee’s right to terminate employees or resulting from any occurrence, act, agreement or omission to the date of this Agreement;

iii.            Claims to any payment under any Sally Beauty Holdings, Inc. Management/Annual Incentive Plan or other performance-based or equity-based plan (or any award of stock options under such plan) offered by any Releasee, such as the assumed Alberto-Culver/Sally Beauty Holdings, Inc. 2003 Employee Stock Option Plan or the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan (all of the above, the “Plans”).  For purposes of clarification, Employee expressly waives and disclaims, releases, acquits and discharges Releasees from any further claim Employee may have under all Plans and any awards under such Plans of any kind or nature.

B.            SPECIFICALLY EXCLUDED FROM THIS WAIVER AND RELEASE ARE THE FOLLOWING AND ONLY THE FOLLOWING:

i.      Claims for breach of this Agreement, provided however, any breach of this Agreement by Employer or any Releasee other than failure to pay the Consideration (to such time as Employee is not in breach of this Agreement) shall give rise to a claim for breach of contract and any statutory rights only and shall not invalidate or affect the non-payment-related provisions of Paragraphs 1, 6, 7, 8, 9, 10, 11, 12, 13 and 14;

ii.     rights to the vested proceeds under any tax deferred benefit plan, such as a 401(k) plan or a profit sharing plan, pursuant to the terms of the plans, and any rights under the Extension Agreement, provided the parties execute said agreement;

iii.    rights to the vested option grant provisions under the Alberto-Culver/Sally Beauty Holdings, Inc. 2003 Employee Stock Option Plan (the “2003 Plan”); the parties acknowledging and agreeing that Employee shall have the option rights accorded for a termination due to retirement on 57,500 options issued on December 4, 2006 ($9.57 exercise price) for a period of three (3) years from Employee’s Termination Date (subject to the terms and conditions of the award letter and the 2003 Plan, as applicable) and 36,823 options issued November 16, 2006 ($2.00 exercise price) for a period of two (2) years from the Termination Date (subject to the terms and conditions of the award letter and the 2003 Plan, as applicable) and no further rights to vesting of unvested options under the award letters or the 2003 Plan, as applicable;

iv.    rights to file a charge with a federal or state administrative agency or participate in any agency investigation, provided however that Employee is waiving his right to recover any money in connection with such a charge or investigation and is also waiving his right

Initial:	Employer:	/s/ GW

	Employee:	/s/ WD 4-30-09

to recover money in connection with any charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

C.            Employee acknowledges and agrees the Consideration being received is for the benefit of all Releasees, and not just Employer.

6.             Employer Confidential Information.  Employee agrees that the information, observations and data obtained by Employee during the course of Employee’s employment with Employer and any relevant Employer Affiliate(1) are the sole property of the Employer.    Employee agrees that from the date of this Agreement and thereafter, without the express written consent of the Employer’s President, Employee will not disclose to any person or entity or use for Employee’s own account or for the benefit of any third party any Confidential Information(2), unless and only to the extent that such Confidential Information becomes generally known to and available for use by the public or in the trade other than as a result of the Employee’s acts or inaction act or the wrongful act of any third party.   The parties agree that Confidential Information and all elements of it are important material, confidential and gravely affect the successful conduct of the Employer and relevant Employer Affiliate.

Employee states that Employee has delivered to Employer all memoranda, notes, plans, records, reports, computer disks and memory, and other documentation and copies thereof (however stored or recorded) relating to the business of the Employer and any relevant Employer Affiliate, and/or which contain Confidential Information, which Employee possesses or has custody or control of.  Employee has not retained copies.  Employee has also returned all of Employer’s and all Employer Affiliates’  property within Employee’s custody or control.

7.             Unfair Competition.

(1)  “Employer Affiliate” for purposes of this agreement shall mean any affiliate, subsidiary or other entity which has Sally Beauty Holdings, Inc. (or its successor) as the ultimate parent company.  The list of Employer Affiliates currently includes, but is not limited to:  Sally Beauty Supply LLC, Beauty Systems Group LLC, Innovation-Successful Salon Services, Armstrong-McCall, L.P. and any entity operating “CosmoProf” stores in the United States.  If relevant in context, the term “Employer Affiliate” shall also include any predecessor entity such as, but not limited to, Alberto-Culver Company, Sally Beauty Company, Inc. and Beauty Systems Group, Inc., Sally Holdings, Inc. and New Sally Holdings, Inc.

(2)  “Confidential Information” for purposes of this Agreement shall include but not be limited to:  Employer’s or any Employer Affiliate’s business plans and future product or market developments; all financial information; information regarding suppliers and costs of products and other supplies; financing programs; and any other information regarding personnel, operations,  overhead, distribution; present or future plans related to real estate and leaseholds (including site selection), computer and communication systems, software operating systems, source codes and the like.

Initial:	Employer:	/s/ GW

	Employee:	/s/ WD 4-30-09

A.            Beginning on the day after Employee’s final date of employment with Employer and any relevant Employer Affiliate, (the “Termination Date”) and ending on the day eighteen  (18) months thereafter, Employee agrees he shall not, directly or indirectly, engage in “Unfair Competition”.  Employee agrees that it shall be considered “Unfair Competition” for him to:

i.    own any interest in, operate, join, control, or participate as a partner, director, principal, officer or agent; enter into the employment of, act as a consultant to, or perform any services for a person or entity (collectively, “Entity”) which competes with the Beauty Supply Business,(3) except where: (x) Employee’s interest or association is unrelated to the Beauty Supply Business, (y) such Entity’s gross revenue gross revenue from the Beauty Supply Business is less than 10% of the Entity’s total gross revenue, and (z) Employee’s interest is directly or indirectly less than 2% of that of the Entity; or,

ii.   solicit for employment or employ or otherwise interfere with the relationship of the Employer and any Employer Affiliate with any natural person who is or was employed by or otherwise engaged to perform services for Employer or any Employer Affiliate at any time during Employee’s employment with Employer or any Employer Affiliate or during the twelve-month period preceding such solicitation, employment or interference (in the case of activity after the termination of Employee’s employment); or,

iii.  interfere with the business relationship between Employer or any Employer Affiliate  and one of its customers or suppliers, by soliciting, inducing, or otherwise encouraging a customer or supplier of Employer or the Employer Affiliate to reduce or stop doing business with Employer or the Employer Affiliate; or,

iv.  supervision of any of the foregoing activities.

B.            Employee will give Employer written notice of any offer that he receives from a competing business before accepting it. Employee will also provide Employer at least thirty (30) days notice before performing any personal services for a competing business (such as a Beauty Supply Business) and meet with an Employer representative to discuss the nature of his new position if Employer requests such a meeting to help avoid unnecessary disputes.  Employer understands that Employer is not required to request such a meeting and that a failure to resolve disputes through such a meeting will not be considered a waiver of any rights by either party.

C.            Employer may notify any future or prospective employer or third party of the existence of this Agreement.  Employee stipulates that the harm caused by a violation of

(3)  “Beauty Supply Business” for purposes of this Agreement shall mean the distribution and/or sale of beauty supplies (including but not limited to such items as shampoos, conditioners, hair color, straighteners, salon accessories, electricals, salon furniture, incidental cosmetic and personal ornamentation items and the like) to individual consumers, salons, subdistributors or franchisees, beauty schools and/or individual beauty professionals through stores and/or inside/outside salespeople.

Initial:	Employer:	/s/ GW

	Employee:	/s/ WD 4-30-09

this Agreement by him would be irreparable, cannot be readily and fully remedied through monetary damages, and shall warrant injunctive relief in addition to, and not in place of, any other legal remedies available for any breach, including reasonable attorney’s fees and costs. Employee understands and agrees that if he is found to have violated one of the time-limited, post-employment-termination restrictions on his conduct created by this Agreement, the time period for that restriction will be extended by one day for each day that he is found to have been in violation of the restriction up to a maximum period of nine (9) months.  If there is a dispute over this Agreement, Employee agrees that whoever prevails shall be entitled to recover from the other party all reasonable costs and expenses including reasonable attorneys’ fees and costs; provided, however, that Employer need not get all relief that it requests in order to be considered a prevailing party.

8.             Other Provisions.  By signing this Agreement, Employee states that Employee:

A.            has read and fully understands the Agreement’s terms and conditions;

B.            has been advised to consult with an attorney of Employee’s own choice prior to executing this Agreement, and Employee has in fact consulted with the under-signed attorney regarding and prior to executing this Agreement— EMPLOYEE:  SEEK CONSULTATION WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

C.            has waived any legal claim, including claims under the Age Discrimination in Employment Act, and any right to personally bring a lawsuit against the Employer based on any actions taken by the Employer up to the date of the signing of this Agreement;

D.            understands Employee would not have otherwise been entitled to the Consideration described in this Agreement and that Employer is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement;

E.             understands he has had at least forty-five (45) days during which to consider this Agreement prior to signing it and that to be effective he must sign it prior to June 30, 2009;

F.             understands he has an additional seven (7) days after both parties sign this Agreement to revoke Employee’s decision to sign this Agreement by delivering written notice of his intention to revoke to the General Counsel of Employer, 3001 Colorado Blvd., Denton, TX  76210;

G.            is not waiving or releasing any rights or claims that may arise after the date Employee signs this Agreement;

H.            has received adequate consideration for the waivers and other provisions contained in this Agreement in the form of money and other benefits in addition to that which Employee would otherwise be entitled to receive;

I.              agrees this Agreement is signed voluntarily, knowingly and without coercion;

Initial:	Employer:	/s/ GW

	Employee:	/s/ WD 4-30-09

J.             agrees this Agreement was individually negotiated between Employer and Employee; and,

K.            agrees the consideration is being paid for the release of all claims against all persons and entities released, and not only Employer.

9.             Entire Agreement.  This Agreement contains all the terms and conditions agreed upon by the parties upon the subject matter hereof other than the Extension Agreement , and no provision expressed in this Agreement may be altered, modified and/or cancelled except upon the express written consent of the parties.  The terms and conditions contained in this Agreement supersede any previous agreement or arrangement between the parties other than the Extension Agreement.  This Agreement and all rights and benefits are personal to Employee, and neither this Agreement, nor any Employee right or interest arising in this Agreement, shall be voluntarily sold, transferred or assigned by Employee.

10.           Jurisdiction.  The law of Texas will govern this Agreement to the same extent as agreements entered into and performed wholly in Texas.

11.           Effective Date.  The Agreement shall become irrevocable on the eighth day following Employee’s and Employer’s signing of this Agreement.

12.           Continuing Assistance To Employer.  Subject to Employee’s reasonable availability, for a term of twelve (12) months following the Termination Date, Employee shall continue to provide assistance to Employer as it may reasonably require (with Employer reimbursing Employee for any out-of-pocket costs incurred) for the purpose of  establishing continuity in the business, soliciting the advice of, and/or preparing for (and to the extent necessary, truthfully testifying and otherwise participating in) any present or future lawsuit, administrative proceeding or arbitration, including without limitation, participation in depositions and preparation session(s) related thereto, the execution of affidavits and/or declarations and the giving of testimony at trial, all as requested by Employer.  Employee agrees to execute such documents as Employer requests related to his resignation from officerships, which resignations are effective as of Employee’s Termination Date.   In the event Employee’s assistance is required (other than as a result of participation deriving from the issuance of a lawfully issued subpoena) more than eight (8) hours per calendar month, Employee shall be compensated at the rate of two hundred dollars ($200) per hour for each hour of additional assistance requested by Employer.  Employee shall also be reimbursed any out of pocket costs in providing services under this Paragraph 12.  Employee shall be required to execute a separate consulting agreement on standard terms offered by employer to other consultants in the event additional paid assistance is requested.

13.           Severability; Blue Pencil.  In the event that any one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to

Initial:	Employer:	/s/ GW

	Employee:	/s/ WD 4-30-09

exercise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce the remainder of these covenants so amended.

14.           Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

WHEREFORE, Employee and Employer agree as set forth in this Agreement.

EMPLOYEE:		EMPLOYER:
WALTER RICHARD DOWD		SALLY BEAUTY HOLDINGS, INC.

/s/ Walter Richard Dowd		by:	/s/ Gary Winterhalter
Gary Winterhalter, Chief Executive Officer

Date:	4-30-2009	Date:	4-30-2009

WITNESS:		WITNESS:

/s/ Rebecca D. Rea		/s/ Raal Roos

Rebecca D. Rea		Raal Roos
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